Exhibit 10.35

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of December 7, 2017, by and between FEDERAL HOME LOAN BANK OF DES MOINES (“Landlord”) and VOYA INSURANCE AND ANNUITY COMPANY, an Iowa corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Equitable Life Insurance Company of Iowa, predecessor in interest to Tenant, entered into that certain Lease Agreement dated as of August 31, 1995, as amended by that certain First Amendment to Lease dated as of October 2, 2000, that certain Second Amendment to Lease dated as of February 4, 2002, that certain Third Amendment to Lease and Memorandum of Lease dated April 11, 2017 (the “Third Amendment”), and that certain Letter dated as of August 10, 2017 (the “Letter Agreement”) (as amended, the “Lease”) for certain premises as more particularly described in the Lease (the “Demised Premises”); and

WHEREAS, Landlord and Tenant desire to amend the terms of the Lease upon the terms and conditions hereinafter provided. Upon the full execution and delivery of this Amendment, the term “Lease” shall refer to the Lease as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the mutual receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.Recitals. The foregoing recitals are incorporated herein by this reference as if fully set forth at this point in the text of this Amendment.

2.Integration. The recitals and following terms and conditions shall constitute part of the Lease and be incorporated therein by reference.

3.Expiration Date. Notwithstanding anything in the Lease to the contrary, including without limitation Sections 1 and 2 of the Third Amendment, the Term of this Lease shall expire at 11:59 PM on December 8, 2017 (the “Expiration Date”). Landlord agrees to accept the Demised Premises as of the Expiration Date in their present as-is condition, reasonable wear and tear and casualty damage excepted, subject, however, to Tenants obligations under the Letter Agreement. Notwithstanding the foregoing, subject to accompaniment by Landlord’s employees, agents and/or contractors, and compliance with Landlord’s contractor’s construction and safety control requirements, for seven (7) days following the Expiration Date (the “Access Termination Date”), Tenant shall have the right to access the Building’s data closets, data center, server room, “Dmarc room” and the Demised Premises for the limited purposes of accessing and removing Tenant’s voice and data equipment, accessing the Building’s freight elevator, and complying with the provisions of the Letter Agreement. Landlord shall not alter or remove Tenant’s property located in the Demised Premises prior to the Access Termination Date. Landlord shall reasonably cooperate with Tenant with respect to use and access of the Building’s freight elevator.

4.December Payments.    The parties agree that Landlord shall, immediately following the execution of this Amendment, remit to Tenant via wire transfer pursuant to instructions to be provided by Tenant, as follows:

Base Rent:        $167,567.06
Operating Expenses:    $146,037.39

Parking:        $13,813.35

Total:             $327,417.80

Notwithstanding anything to the contrary, Landlord and Tenant shall reconcile any additional rent payments with respect to the calendar year 2017, and, if applicable, remit any amounts due in accordance with the provisions of the Lease.

5.Voice/Data Equipment. Tenant shall have the right to leave certain equipment owned by Tenant’s voice/data vendor located in the Building’s “Dmarc room” on December 31, 2017. In the event such equipment is not removed prior to December 31, 2017, Tenant’s voice/data vendor shall have a reasonable period of time thereafter to remove the same.

6.Reserved Parking Rights. Notwithstanding anything to the contrary in the Lease or this Amendment, Tenant and Tenant’s vendors shall have the right to park in visitor parking spaces at the Building at no cost or expense to Tenant from the Expiration Date through the Access Termination Date in order to access the Demised Premises. Further, notwithstanding anything to the contrary in this Lease or this Amendment, from the Expiration Date through December 31, 2017, Tenant shall have the right, at no cost or expense to Tenant, to park in the South Lot as depicted in Exhibit A attached hereto.

7.Extension of Expiration Date. Notwithstanding anything to the contrary in this Amendment, if an event of Force Majeure prohibits Tenant’s from performing its obligations under Paragraph 3 above, the Access Termination Date shall be extended for one day for each day that the event of Force Majeure continues, but, in no case, beyond December 31, 2017; provided, that, Tenant promptly notifies Landlord of the occurrence of the event of Force Majeure.

8.Brokers.  Landlord and Tenant each represent and warrant one to another that neither of them has employed any broker in carrying on the negotiations, or had any dealings with any broker, relating to this Amendment that would give rise to a claim for commission, broker or similar fee. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors, such indemnity to survive the Expiration Date and Access Termination Date.

9.Ratification. All terms of the Lease, except as expressly modified hereby, are hereby ratified and confirmed and shall remain in full force and effect, including, without limitation, Section 1 of the Third Amendment as it relates to what rights lapse on the Expiration Date. Landlord and Tenant acknowledge and agree that as of the execution hereof there are no outstanding defaults by or amounts due to Landlord or Tenant under the Lease. Landlord represents and warrants that it is the owner of the Demised Premises and has all power and authority necessary to execute this Amendment and perform its obligations under the Lease as modified hereby. Tenant represents and warrants that it has all power and authority necessary to execute this Amendment and perform its obligations under the Lease as modified hereby.

10.Governing Law. This Amendment shall be governed and construed according to the laws of the state of Iowa and shall bind and inure to the benefit of the permitted successors and assigns of the undersigned.

11.Conflicts. To the extent that the provisions of this Amendment conflict with any provisions of the Lease, such provisions of this Amendment shall prevail and govern for all purposes and in all respects.

12.Defined Terms. Each capitalized term used in this Amendment shall have the same meaning ascribed to it in the Lease, unless specifically defined in this Amendment.

13.Counterparts. This Amendment may be executed in several counterparts and shall be valid and binding with the same force and effect as if all parties executed the same Amendment. PDF and facsimile signatures shall be treated as original signatures.

14.Subtenant Contingency. This Amendment is contingent upon obtaining written approval from each of Tenant’s subtenants of early termination of the Lease. In the event Tenant does not obtain such approval, this Amendment shall be null and void and of no further force or effect.

[Signatures on the next page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment under seal as of the date first written above.

LANDLORD:

FEDERAL HOME LOAN BANK OF DES MOINES

By:     /s/Nancy Betz_____________
Name:    Nancy L. Betz_____________
Its:    SVP/Chief HR & Admin Officer

TENANT:

VOYA INSURANCE AND ANNUITY COMPANY,
                         an Iowa corporation

By:    /s/Ronald Falkner___________
Name:    Ronald Falkner
Title:    Vice President

Exhibit A